Exhibit 5.1

REEDER & SIMPSON P.C.

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
simpson@otenet.gr

October 11, 2005

Ladies and Gentlemen:

Re: Double Hull Tankers, Inc.  (the “Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), under Bar Certificate No. 80, and are a member in good standing of the Bar of the RMI. We are acting as special RMI counsel for the Company in connection the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), which will be issued and issuable in respect of equity-based compensation awards granted under the 2005 Incentive Compensation Plan of the Company (the “Plan”).

In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, a specimen certificate representing the Common Stock and resolutions adopted by the board of directors of the Company on September 20, 2005.  We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion the shares of Common Stock covered by the Registration Statement when issued pursuant to the terms of the grants of equity-based compensation awards under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dennis Reeder

Dennis Reeder